Exhibit 2.02

Secret
Execution version 05/22/2020

AMENDMENT NO. 5 TO
QUOTA PURCHASE AGREEMENT
This Amendment No. 5 to the Quota Purchase Agreement (the “Agreement”), dated as of November 17, 2017, between Amyris, Inc., a Delaware corporation, AB Technologies LLC, a Delaware limited liability company (collectively, the “Seller”), and DSM Produtos Nutricionais Brasil S.A., a Brazilian corporation (the “Purchaser” and together with the Seller, the “Parties”) is made between the Seller and the Purchaser as of May 22, 2020 (this “Amendment No. 5”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.
WHEREAS, the Agreement was amended by Amendment No. 1 to the Agreement, dated as of December 28, 2017, Amendment No. 2 to the Agreement, dated April 16, 2019, Amendment No. 3, dated February 24, 2020 and Amendment No. 4, dated March 30, 2020;
WHEREAS, the Parties desire to further amend the Agreement as set forth in this Amendment No. 5.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Amendments. Section 2.07 of the Agreement is hereby amended to read in its entirety as follows:
“SECTION 2.07 Payment of Tax Attribute Benefit Amounts.
For the taxable year including the Closing Date and through the end of the taxable year ending eight (8) years following the end of the taxable year that includes the Closing Date, the Purchaser shall deliver or cause to be delivered to the Seller an amount equal to the sum of (i) the Dollar value of (A) forty percent (40.0%) multiplied by (B) the Tax savings from the utilization or monetization of Closing Date ICMS/IPI Tax Credits and the Closing Date Net Operating Loss Carryovers following the Closing Date plus (ii) the Dollar value of (C) eighty percent (80%) multiplied by (D) the excess, if any, of (x) the Tax savings from the utilization or monetization of any Closing Date PIS/COFINS Tax Credits following the Closing Date over(y) the Tax Benefit Threshold Amount. For purposes of this Section 2.07, the Tax savings described in the immediately preceding sentence shall be determined at the time actually realized by the Company; provided, that at the time any such Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryovers are actually realized by the Company, if any Affiliate of the Company that is a Brazilian taxpayer also has ICMS, PIS/COFINS, IPI or Net Operating Loss Carryovers of the same nature and character (including the same taxing jurisdiction) (the “Affiliate Tax Attributes”) available to be used by the Company at such time, the Tax savings amount deemed to be realized from the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers shall be deemed to be equal to

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(a) the total Tax savings amount (taking into account both the Affiliate Tax Attributes and the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryovers) realized at such time, in each case of the same nature and character (including the same taxing jurisdiction) (the “Aggregate Tax Savings”) minus (b) the lesser of (x) the actual Affiliate Tax Attributes of the same nature and character (including the same taxing jurisdiction) or (y) the product of 50% multiplied by the Aggregate Tax Savings, provided, however, that the total Tax savings amount deemed to be realized from the Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers shall not exceed the amount of Tax savings amount that would be realized if there were no Affiliate Tax Attributes available as of such time. An example of the intention of the parties with respect to such calculation is set forth in Exhibit 2.07. Any amount required to be paid by the Purchaser shall be paid to the Seller within ten (10) days of realization of such reduction in Tax. A reduction in Tax will be considered to be realized for purposes of this Section 2.07 at the time that the applicable Tax Return is filed on which such Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits or Closing Date Net Operating Loss Carryover is taken into account and the amount of the reduction shall equal 100% of any Closing Date ICMS/IPI Tax Credits and Closing Date PIS/COFINS utilized and 34% of any Closing Date Net Operating Loss Carryovers recognized, as applicable. Any such amount payable under this Section 2.07 shall be converted from Reals into Dollars based on the PTAX selling rate as published by Banco Central do Brasil (BACEN) on the date such reduction of Tax is considered to be realized. The Purchaser shall provide to Seller a statement of the amount of any Closing Date ICMS/IPI Tax Credits, Closing Date PIS/COFINS Tax Credits and Closing Date Net Operating Loss Carryovers realized, together with supporting calculations and details, on an annual basis (or, in the case of Closing Date ICMS/IPI Tax Credits or Closing Date PIS/COFINS Tax Credits if requested by the Seller, on a quarterly basis). This clause shall not apply in relation to any Tax savings from the utilization or monetization of Closing Date ICMS/IPI Tax Credits, Closing Date Net Operating Loss Carryovers or Closing Date PIS/COFINS Tax Credits to the extent that such Tax savings would not have been realized following the Closing Date but for (i) the occurrence of the Post-Closing Registrations following the Closing Date or (ii) the conduct or operation of the Retained Businesses by the Company following the Closing Date.”
2.Third Advance Credit of ICMS/IPI Tax Credits Payment. In addition to the advance credit of ICMS/IPI Tax Credits payment that is set forth in Amendment No. 3 and the advance credit of ICMS/IPI Tax Credits payment that is set forth in Amendment No. 4, and subject to the terms of this Section 2, Purchaser has agreed to pay to Seller, as an advance of any future payments that may become payable pursuant to Section 2.07 of the Agreement in respect of Closing Date ICMS/IPI Tax Credits, 6,750,000 Reals (the “Third ICMS Advance Amount”). The Parties agree that the aggregate amount payable by Purchaser pursuant to Section 2.07 of the Agreement in respect of Closing Date ICMS/IPI Tax Credits has been reduced by the amount of the ICMS Advance Amount, the Second ICMS Advance Amount and the Third ICMS Advance Amount, and that there will be no future payments made by Purchaser to Seller pursuant to Section 2.07 of the

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Agreement in respect of Closing Date ICMS/IPI Tax Credits as all such future potential payments have been advanced in full. Purchaser and Seller hereby agree that in lieu of a cash payment, the Third ICMS Advance Amount shall be delivered in the form of a credit equal to the Third ICMS Advance Amount to be applied to past due and currently outstanding invoices issued by Purchaser to Seller or its affiliates to off-set amounts that would otherwise be payable by Seller or its affiliates to Purchaser or its affiliates. For the avoidance of doubt, nothing in this Amendment No. 5 is intended to modify the agreement of the Parties regarding the ICMS Advance Amount payment of 5,400,000 Reals that is set forth in Amendment No. 3 or the ICMS Advance Amount payment of 2,800,000 Reals that is set forth in Amendment No. 4.
3.No Other Amendments. Except as provided above, the Agreement shall remain in full force and effect, and the execution of this Amendment No. 5 is not a waiver by either Party of any of the terms or provisions of the Agreement.
4.Counterparts. This Amendment No. 5 may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.
[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment No. 5 to be executed as of the date first written above by their respective officers thereunto duly authorized.
AMYRIS, INC.
By: /s/ John Melo
Name:
Title:

AB TECHNOLOGIES LLC
By: /s/ John Melo
Name:
Title:

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.
By: /s/ Mauricio Adade
Name:
Title:

By:
Name:
Title: